Press	Contact: Thom Mocarsky
Information	Arbitron Inc.
212-887-1314
thom.mocarsky@arbitron.com

ARBITRON INC. REPORTS 2001 FOURTH QUARTER AND YEAR END
FINANCIAL RESULTS
10% Increase in Annual Revenue

NEW YORK, JANUARY 24, 2002 – Arbitron Inc. (NYSE: ARB) today announced results for the fourth quarter and year ended December 31, 2001.

For the fourth quarter, the Company reported revenue of $51.4 million, an increase of 9.0% over revenue of $47.2 million during the fourth quarter of 2000. Earnings before interest and taxes (EBIT) for the quarter were $9.3 million, compared with EBIT of $11.9 million during the same period last year. Net income for the quarter was $2.6 million, compared with $7.2 million for the fourth quarter of 2000. Cost and expenses were higher than last year because of increased spending related to the RADAR® service, Webcast measurement, the Portable People Meter initiative, royalties, data collection, and research and development. Interest expense related to the debt incurred in connection with the reverse spin-off from Ceridian on March 30, 2001 also contributed to the year over year increase.

Net income per share for the quarter was $.09 (basic and diluted), compared with $.25 (basic) and $.24 (diluted) per share during the comparable period last year. The 2000 earnings per share amounts have been adjusted to reflect the one-for-five reverse split, which became effective following Arbitron’s reverse spin-off from Ceridian on March 30, 2001.

For the year ended December 31, 2001, revenue was $227.5 million, an increase of 10.0% over revenue of $206.8 million reported for the same period last year. EBIT was $75.5 million, compared to $74.8 million during the same period last year. Net income was $36.5 million, or $1.25 per share (basic) and $1.24 per share (diluted), compared with $45.3 million, or $1.56 per share (basic) and $1.54 per share (diluted), last year. The decline in net income as compared to 2000 is the result of the interest expense related to the $250.0 million in debt incurred at consummation of the reverse spin-off.

In announcing the results, Stephen Morris, president and chief executive officer of Arbitron said, “A weaker-than-expected economic environment caused a slowdown in new sales during the fourth quarter. Despite this challenge, we succeeded in generating double-digit revenue growth for the year. Our core business, exclusive of the RADAR service, which we acquired at the beginning of the third quarter, grew by 8.2% and we believe remains well positioned for further growth. We continue to explore acquisitions that can expand our existing market presence and add value for our customers.”

Mr. Morris continued, “In the nine months since our reverse spin, Arbitron has made significant progress in the development of the Portable People Meter, our new audience measurement technology. We have also expanded our national radio ratings services through the acquisition of RADAR, and increased our international presence with our ratings contracts in Mexico City.”

Arbitron Inc. — 142 West 57th Street — New York, New York 10019 — www.arbitron.com

Arbitron Inc. Reports 2001 Fourth Quarter & Year End Financial Results Page 2 of 5
January 24, 2002

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies and outdoor advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. Arbitron Webcast Services measures the audiences of audio and video content on the Internet, commonly known as webcasts. The Company is developing the Portable People Meter, a new technology for radio, TV and cable ratings.

Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland. Arbitron has approximately 800 full-time employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU Media Measurement & Information, Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper and online industries.

(Tables to Follow)

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from the information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:

•	realize the benefits we expect to achieve from our spin-off from Ceridian Corporation;

•	renew contracts with large customers as they expire;

•	successfully execute our business strategies, including timely implementation of our Portable People Meter and our Webcast Ratings services, as well as expansion of international operations;

•	effectively manage the impact of further consolidation in the radio industry; and

•	keep up with rapidly changing technological needs of our customer base, including creating new products and services that meet these needs.

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS – Business Risks” in our Annual Report on Form 10-K, which discussion is incorporated herein by reference.

The forward-looking statements contained in this release speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

RADAR® is a registered trademark of Arbitron Inc.

www.arbitron.com

Arbitron Inc. Reports 2001 Fourth Quarter & Year End Financial Results Page 3 of 5
January 24, 2002

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended December 31, 2001 and 2000
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,		$	%
	2001	2000	Variance	Variance
Revenue	$51,447	$47,198	$4,249	9.0%
Costs and expenses
Cost of revenue	24,237	22,408	1,829	8.2%
Selling, general and administrative	13,928	12,451	1,477	11.9%
Research and development	7,881	3,608	4,273	118.4%
Total costs and expenses	46,046	38,467	7,579	19.7%
Operating income	5,401	8,731	(3,330)	(38.1%)
Equity in net income of affiliate	3,859	3,124	735	23.5%
Earnings before interest and income taxes	9,260	11,855	(2,595)	(21.9%)
Interest income	225	—	225	—
Interest expense	(5,191)	—	(5,191)	—
Earnings before income taxes	4,294	11,855	(7,561)	(63.8%)
Income tax expense	1,697	4,683	(2,986)	(63.8%)
Net income	$2,597	$7,172	$(4,575)	(63.8%)
Net income per weighted
average common share (1)
Basic	$0.09	$0.25	$(0.16)	(64.0%)
Diluted	$0.09	$0.24	$(0.15)	(62.5%)
Weighted average shares used
in calculations (in thousands)
Basic	29,182	29,140
Diluted	29,701	29,492
Other data (2)
EBITDA	$10,721	$12,932	$(2,211)	(17.1%)

(1)	The computations of basic and diluted net income per common share for the three month period ended December 31, 2001 are based on Arbitron’s weighted average shares of common stock and potentially dilutive securities outstanding, respectively. For the period ended December 31, 2000, the net income per weighted average common share computations are pro forma computations based upon Ceridian’s weighted average number of shares of Ceridian common stock and potentially dilutive securities outstanding. In November 2000, Ceridian’s board of directors approved a one-for-five reverse stock split, which was effective immediately after the spin-off. Pro forma net income per common share and weighted average common shares outstanding presented herein have been adjusted to reflect this reverse stock split. The diluted weighted average common shares amounts assume that all of Ceridian’s historical dilutive securities were converted into Arbitron securities.

(2)	EBITDA is presented as supplemental information that management of Arbitron believes may be useful to some investors in evaluating Arbitron because it is widely used as a measure of evaluating a company’s operating performance before debt expense, as well as to evaluate its operating cash flow. Interest expense and income tax expense are added back to net income to arrive at EBIT. EBITDA is calculated by adding back to EBIT depreciation and amortization on property and equipment, amortization of goodwill and other intangible assets and asset impairment charges. EBITDA should not be considered a substitute either for net income, as an indicator of Arbitron’s operating performance, or for cash flows, as a measure of Arbitron’s liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

www.arbitron.com

Arbitron Inc. Reports 2001 Fourth Quarter & Year End Financial Results Page 4 of 5
January 24, 2002

Arbitron Inc.
Consolidated Statements of Income
Year Ended December 31, 2001 and 2000
(Dollars in thousands, except per share data)
(Unaudited)

	Year Ended
	December 31,		$	%
	2001	2000	Variance	Variance
Revenue	$227,534	$206,791	$20,743	10.0%
Costs and expenses
Cost of revenue	82,589	75,694	6,895	9.1%
Selling, general and administrative	49,553	45,641	3,912	8.6%
Research and development	24,131	14,038	10,093	71.9%
Total costs and expenses	156,273	135,373	20,900	15.4%
Operating income	71,261	71,418	(157)	(0.2%)
Equity in net income of affiliate	4,285	3,397	888	26.1%
Earnings before interest and income taxes	75,546	74,815	731	1.0%
Interest income	838	—	838	—
Interest expense	(16,117)	—	(16,117)	—
Earnings before income taxes	60,267	74,815	(14,548)	(19.4%)
Income tax expense	23,805	29,552	(5,747)	(19.4%)
Net income	$36,462	$45,263	$(8,801)	(19.4%)
Net income per weighted
average common share (1)
Basic	$1.25	$1.56	$(0.31)	(19.9%)
Diluted	$1.24	$1.54	$(0.30)	(19.5%)
Weighted average shares used
in calculations (in thousands)
Basic	29,164	29,046
Diluted	29,483	29,347
Other data (2)
EBITDA	$80,572	$79,055	$1,517	1.9%

(1)	The computations of basic and diluted net income per common share for the year ended December 31, 2001 are based upon Ceridian’s weighted average shares of common stock and potentially dilutive securities outstanding through March 31, 2001, adjusted for the one-for-five reverse stock split, and Arbitron’s weighted average shares of common stock and potentially dilutive securities outstanding for the remainder of the year. For the year ended December 31, 2000, the pro forma net income per weighted average common share computations are based upon Ceridian’s weighted average number of shares of Ceridian common stock and potentially dilutive securities outstanding, adjusted for the one-for-five reverse stock split. In November 2000, Ceridian’s board of directors approved a one-for-five reverse stock split, which was effective immediately after the spin-off. Pro forma net income per common share and weighted average common shares outstanding presented herein have been adjusted to reflect this reverse stock split. The diluted weighted average common shares amounts assume that all of Ceridian’s historical dilutive securities were converted into Arbitron securities.

(2)	EBITDA is presented as supplemental information that management of Arbitron believes may be useful to some investors in evaluating Arbitron because it is widely used as a measure of evaluating a company’s operating performance before debt expense, as well as to evaluate its operating cash flow. Interest expense and income tax expense are added back to net income to arrive at EBIT. EBITDA is calculated by adding back to EBIT depreciation and amortization on property and equipment, amortization of goodwill and other intangible assets and asset impairment charges. EBITDA should not be considered a substitute either for net income, as an indicator of Arbitron’s operating performance, or for cash flows, as a measure of Arbitron’s liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

www.arbitron.com

Arbitron Inc. Reports 2001 Fourth Quarter & Year End Financial Results Page 5 of 5
January 24, 2002

Arbitron Inc.
Condensed Balance Sheets
December 31, 2001 and December 31, 2000
(Dollars in thousands)
(Unaudited)

	December 31,
	2001	2000

Assets:
Cash and cash equivalents	$21,043	$3,540
Trade receivables	19,393	19,017
Deferred taxes	28,342	51,077
Goodwill, net	28,937	12,160
Other assets	29,126	22,082
Total assets	$126,841	$107,876
Liabilities and Stockholders’ Equity (Deficit):
Deferred revenue	$52,993	$47,833
Long-term debt	205,000	—
Other liabilities	37,957	26,821
Stockholders’ equity (deficit) (3)	(169,109)	33,222
Total liabilities and stockholders’ equity (deficit)	$126,841	$107,876

(3)	Prior to the spin-off from Ceridian Corporation, Arbitron distributed its earnings to Ceridian. Those distributions, together with a $250 million distribution made to Ceridian on the date of the spin-off, gave rise to the stockholders’ deficit. Proceeds from the issuance of long-term debt were used by Arbitron to make the $250 million distribution.

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www.arbitron.com